As filed with the Securities and Exchange Commission on July 17, 2006



                                                     Registration No. 333-134900


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             AMENDMENT NO. 1 TO THE
                                    FORM S-3


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           ONSTREAM MEDIA CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)

                                     Florida
                                     -------
         (State or other jurisdiction of incorporation or organization)

                                   65-0420146
                                   ----------
                      (I.R.S. Employer Identification No.)

                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                                 --------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                              Randy S. Selman, CEO
                           Onstream Media Corporation
                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                              Arnstein & Lehr, LLP
                           200 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                            (954) 713-7614 telephone
                            (954) 713-7700 telecopier

      From time to time after this registration statement becomes effective
      ---------------------------------------------------------------------
          (Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

                         Calculation of Registration Fee



================================================================================
                                      Proposed       Proposed
   Title of each                      maximum         maximum         Amount of
class of securities  Amount to be  offering price    aggregate      registration
  to be registered    registered    per unit (1)   offering price        fee(2)
  ----------------    ----------    ------------   --------------   ------------
================================================================================
  Common stock (3)      3,706,919      $0.88 (6)  $  3,262,089        $   384
  Common stock (4)      2,550,000      $1.00 (7)  $  2,550,000        $   300
  Common stock (5)      5,707,073      $1.73 (7)  $  9,873,236        $ 1,162
                       ----------                                     -------
  Totals               11,963,992                                     $ 1,846
                       ----------                                     -------
===============================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act").

(2) Previously paid.


(3) Includes shares of common stock presently outstanding plus shares of our common stock which we may issue for payment of future interest.


(4) Includes (i) shares of common stock issuable upon the conversion of 8% subordinated secured convertible notes and 8% senior secured convertible notes, and (ii) pursuant to Rule 416, such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the 8% subordinated secured convertible notes and 8% senior secured convertible notes.

(5) Includes (i) shares of common stock issuable upon the exercise of common stock purchase options and warrants, with exercise prices ranging from $1.00 to $3.376 per share, and (ii) pursuant to Rule 416, such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the common stock purchase options and warrants.


(6) Computed on the basis of the average of the high and low sales prices of the shares of common stock on the Nasdaq Capital Market of $0.88 on June 2, 2006 as prescribed by Rule 457(c).

(7) Computed on the basis of the higher of (i) the weighted average exercise/conversion price of the warrants, options, and/or convertible debentures, as the case may be, and (ii) the average of the high and low sales prices of the shares of common stock on the Nasdaq Capital Market of $0.88 on June 2, 2006 as prescribed by Rule 457(c).



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


SUBJECT TO COMPLETION, DATED JULY 17, 2006


                           ONSTREAM MEDIA CORPORATION


                        11,773,324 shares of common stock


      This is an offering of common stock of Onstream Media Corporation, which includes:


      *     3,009,773 shares of common stock presently outstanding,
      * 5,633,023 shares of our common stock issuable upon the exercise of common stock purchase options and warrants with exercise prices ranging from $1.00 to $3.376 per share,
      * 2,525,000 shares of our common stock issuable upon the conversion of $2,275,000 principal amount 8% subordinated secured convertible notes and $250,000 principal amount 8% senior secured convertible notes, and
      * 605,528 shares of our common stock which we may issue for payment of interest on our 8% subordinated secured convertible notes and our 8% senior secured convertible notes.


      All of the shares are being offered by the selling security holders listed in the section of this prospectus entitled "Selling Security Holders." We will not receive any of the proceeds from the sale of the shares being offered by the selling security holders.

      For a description of the plan of distribution of the shares, please see page 40 of this prospectus.


      Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "ONSM." On July 13, 2006 the last sale price for our common stock was $0.73.


      Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus to read about risks of investing in our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this Prospectus is July 17, 2006

                               PROSPECTUS SUMMARY

      This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

Our Business, Products and Services


      We are an online service provider of live and on-demand media communication, including webcasting, webconferencing, digital asset management and web publishing services. Our objective is to provide these services via a fully robust, comprehensive digital media services platform ("DMSP") that virtually any company, government agency or other enterprise having a need to manage rich media content will be able to utilize in an affordable and highly secure environment.


      Our operations are organized in two main operating groups:

      o     Digital Asset Management Group

      o     Webcasting Group

      Products and services provided by each of the groups are:

      Digital Asset Management Group

      Our Digital Asset Management Group, which operates primarily from facilities in San Francisco, California, provides digital asset management and audio and video networking services that represented approximately 54.9% and 52.2% of our revenues for the years ended September 30, 2005 and 2004, respectively and approximately 53.9% of our revenues for the six months ended March 31, 2006. These revenues are comprised primarily of network access and usage fees, the sale and rental of communication equipment, and fees for encoding, storage, search and retrieval and distribution of digital assets.

      Digital asset management is a set of coordinated technologies and processes that allow the quick and efficient storage, retrieval, and reuse of the digital files that are essential to most businesses. These digital files include photos, videos, audio files, engineering specs, architectural plans, web pages, and many other pieces of business collateral. Digital asset management provides the business rules and processes needed to acquire, store, index, secure, search, export and transform these assets and their descriptive information.


      In addition, the Digital Asset Management Group services include providing connectivity within the entertainment and advertising industries through a private wide-area network managed by it, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet service providers. The global network has approximately 500 active access locations in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim.

      In December 2004 we completed our acquisition of the remaining approximately 74% of Acquired Onstream not previously owned by us (the "Onstream Merger"). Acquired Onstream was a development stage company founded in 2001 with the business objective of developing a feature rich digital asset management service and offering the service on a subscription basis over the Internet. This product, the DMSP, will allow corporations to better manage their digital rich media without the major capital expense for the hardware, software and additional staff necessary to build their own digital asset management solution.

      The DMSP was designed and is being managed by Science Applications International Corporation (one of the country's foremost IT security firms providing services to all branches of the federal government as well as leading corporations) and is actually comprised of four separate products - encoding, storage, search and retrieval and distribution. A limited version of the DMSP, with three of the four products accessible, was first placed in service with third-party customers in November 2005. The fourth product will be available to our DMSP customers in the near future.

      In February 2004 we acquired certain assets from Virage, Inc. The assets acquired included the assignment of customer contracts for the performance of digital asset management services as well as assistance in the integration of those activities into our operations. Also in February 2004, Acquired Onstream entered into a license agreement whereby it licensed certain software from Virage, Inc. This software is being integrated into the DMSP.

      In May 2004 Acquired Onstream entered into a license agreement with Nine Systems, a software vendor of Internet protocol-based billing and provisioning solutions. Under this agreement, we, as Acquired Onstream's successor, licensed on a perpetual basis the Nine Systems billing and provisioning software including systems integration support.


      In December 2004 North Plains, a software developer of digital asset management repositories and work flow engines, entered into an agreement with us, as Acquired Onstream's successor, to provide its software for use in the DMSP.


      Webcasting Group

      The Webcasting Group provides corporate-oriented, web-based media services including live audio and video webcasting and on-demand audio and video streaming and represented approximately 45.1% and 47.8% of our revenues for the years ended September 30, 2005 and 2004, respectively and approximately 46.1% of our revenues for the six months ended March 31, 2006. These revenues are comprised primarily of production and distribution fees.


      Our Webcasting Group, which operates primarily from facilities in Pompano Beach, Florida and a sales office in New York City, provides online webcasting services, a cost effective means for corporations to broadcast conference calls live, making them available to the investing public, the media and to anyone worldwide with Internet access. We market the webcasting services through a direct sales force and through channel partners, also known as resellers. Each webcast can be heard and/or viewed live, and then archived for replay for an additional fee with an option for accessing the archived material through a company's own web site. These webcasts primarily communicate corporate earnings and other financial information; product launches and other marketing information; training, emergency or other information directed to employees; and corporate or other special events.

      Our Webcasting Group also includes our travel production and distribution operations. These operations primarily include the production, storage and Internet streaming of two to four minute multi-media videos for clients such as hotel, resort, golf facility, travel destination and time-shares. In May 2005 we agreed to sell our travel production and distribution operations and the related assets. However, in September 2005 the buyer filed a legal action against us alleging that we did not deliver these assets as agreed and seeking return of the $50,000 deposit plus reimbursement of due diligence expenses alleged to be approximately $354,000 plus attorney fees and interest. On December 4, 2005, we filed a response objecting to all claims by the buyer, which we believe are without merit. As of June 2, 2006 both we and the buyer are continuing to conduct our respective discovery. We believe that the ultimate resolution of this legal action will not have a material impact on our financial condition or results of operations and, pending such resolution, we continue these travel production and distribution operations.


Sales and marketing

      We use a variety of marketing methods, including our internal sales force and channel partners, also known as resellers, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors' products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years.

      We have expanded our marketing efforts during the past year through the use of public relations and telemarketing firms. We intend to continue these actions during the coming year, as well as the introduction of targeted television and radio advertising, as well as direct mail.

      In March 2004, Thomson Financial Group completed the acquisition of CCBN. As a result, we have combined revenues from both of these companies for disclosure purposes. For the years ended September 30, 2005 and 2004, we provided webcasting services to one significant customer, Thomson Financial Group, under a contract that can be terminated upon a 30-day notification. Revenues from sales to this customer were approximately $1.4 million, or approximately 17%, and approximately $1.8 million, or approximately 24%, of total consolidated revenue for the years ended September 30, 2005 and 2004, respectively. These revenues represented approximately 38% and 50% of Webcasting Group revenues for the same periods. Revenues from sales to this customer were approximately $212,000, or approximately 6%, of total consolidated revenue for the six months ended March 31, 2006. These revenues represented approximately 12% of Webcasting Group revenues for the same period.

      For the year ended September 30, 2005 the Company provided digital asset management services to another significant customer, America Online, Inc., under a contract which can be terminated upon a 30-day notification. Revenues from sales to this customer were approximately $1.2 million, or approximately 15%, of total consolidated revenue for the year ended September 30, 2005. These revenues represented approximately 26% of Digital Asset Management Group revenues for the same period. Revenues from sales to this customer were approximately $530,000, or approximately 14%, of total consolidated revenue for the six months ended March 31, 2006. These revenues represented approximately 26% of Digital Asset Management Group revenues for the same period.

      Other than these agreements, no other agreement with a customer has represented more than 10% of our revenues during these periods. See Risk Factors below.

Our executive offices

      Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

      Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

There is significant doubt about our ability to continue as a going concern.

      Our financial statements have been prepared assuming that we will continue as a going concern. The independent auditor's report on our current financial statements states that we have suffered significant recurring losses from operations since inception that raise substantial doubt about our ability to continue as a going concern. We continue to explore the possibility of raising funds through available sources, which include equity and debt markets, although there is no assurance that we will be able to raise such funds. In the event we are unable to raise these funds, we cannot be certain how long, or if, we will be able to maintain operations.

We have an accumulated deficit and we anticipate continuing losses that will result in significant liquidity and cash flow problems absent a material increase in our revenues.

      We have incurred losses since our inception, and have an accumulated deficit of approximately $75.4 million as of March 31, 2006. For the year ended September 30, 2005, we had a net loss of approximately $9.6 million and cash used in operations was approximately $1.9 million. For the six months ended March 31, 2006, we had a net loss of approximately $4.4 million and cash used in operations was approximately $972,000. We had a working capital deficit of approximately $3.3 million as of March 31, 2006.

      We have projected capital expenditures for the next twelve months of approximately $1.1 million, which includes the further development of the DMSP as well as an upgrade to the webcasting software and hardware infrastructure, now in process. We also anticipate additional operating expenses in the coming year related to the continuation of our marketing program expansion that began in the year ended September 30, 2005, although we cannot guarantee that this expansion will be implemented or that our marketing efforts will be successful. Although we may experience increases in our operating expenses during the next year arising from our program for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, we may defer these expenses based on the status of regulatory changes in this area.

      Our operations have historically been financed primarily through the issuance of equity and debt. We cannot assure that our revenues will continue to increase, nor can we assure that they will not decrease. We placed a limited version of the Digital Services Media Platform ("DMSP") in service with third-party customers in November 2005, but we cannot assure what the sales activity will be. As long as our cash flow from operations remains insufficient to completely fund operations, we will continue depleting our cash and other financial resources. As a result of the uncertainty as to our available working capital over the upcoming months, we may be required to delay or cancel certain of the projected capital expenditures, some of the planned marketing expenditures, or other planned expenses which could adversely affect our ability to expand our business and operations during fiscal 2006.

The original offer and sale of our 8% Convertible Debentures and Series A-10 Preferred Stock may be deemed to be in violation of federal securities laws and as a result certain investors in those securities may have the right to rescind their original purchase of those securities.

      On December 23, 2004, we completed a private placement of our 8% Convertible Debentures and Series A-10 Preferred Stock. In February and April 2005, additional investment rights granted as part of the 8% Convertible Debentures were exercised. Interest and dividends accrued on these securities since their issuance have been paid with A-10 Preferred or common shares. The gross proceeds from these transactions (the "Financing Transactions"), plus dividends and interest paid in kind through March 31, 2006, were approximately $12.0 million.

      The resale registration statement of shares of common stock underlying the 8% Convertible Debentures, the Series A-10 Preferred Stock, the additional investment rights and the warrants was originally filed by us on February 23, 2005. This original registration was subsequently withdrawn and a resale registration statement was filed on April 11, 2005. Pursuant to the Securities Act of 1933 and the related rules and regulations, as interpreted by the Securities and Exchange Commission, as a result of a portion of the additional investment rights being unexercised at the time the resale registration statement was originally filed, the private offerings have not been completed and accordingly, the public and private offerings would be integrated and result in a violation of Section 5 of the Securities Act. Accordingly, certain of the investors who purchased the private placement securities may have a number of remedies available to them, including the potential right to rescind the purchase of those securities plus, potentially, any amount representing damage to such investors. Regardless of the above, the Company has determined that to the extent 8% Convertible Debentures, Additional 8% Convertible Debentures and Series A-10 Preferred Stock have been converted into common shares and those common shares sold by the original purchaser for at least the per share conversion price, and related interest shares sold for at least the stated interest dollar obligation for which those shares were issued, upon such sale the Company believes that the purchaser no longer has any damage claim for rescission.

      As of March 31, 2006, and prior to giving effect to the accounting for this potential rescission, our balance sheet reflected a liability, net of discount, of approximately $1.5 million associated with these securities. The remainder of the proceeds arising from the 8% Convertible Debentures, including the portion of the additional investment rights exercised through that date, and the Series A-10 Preferred Stock, including dividends and interest paid in kind, but excluding approximately $3.0 million that the Company has determined is not subject to rescission based on the investor's conversion and sale as discussed above, was approximately $7.5 million and was classified as part of stockholders' equity at that date. After giving effect to the accounting for this potential rescission, approximately $5.2 million of the $7.5 million was reclassified under the caption "Equity Securities Subject to Potential Rescission", which is located on the balance sheet directly above the stockholders' equity section, but not included in it and the remaining approximately $2.3 million related to detachable warrants and embedded conversion features was classified as a liability pursuant to EITF 00-19.

      We are unable to predict if the investors would attempt to exercise any potential rescission rights. Each investor's decision would be based upon, among other things, a decline in the price of our common stock and other factors. These potential rescission rights would require us to refund at least the gross proceeds of these private offerings to the investors. In order to satisfy such potential obligations, we would be required to utilize our available capital resources and obtain alternate sources of capital for such purposes. We presently do not have the capital available to satisfy all potential claims for rescission. The inability to obtain alternative sources of capital would have a material effect on our business, prospects, financial condition and our results of operations.

      We expect to conclude that the exposure for this potential rescission issue has terminated, and to discontinue the related accounting as described above, by the end of this fiscal year. This will result in restoring approximately $5.2 million to permanent equity based on the March 31, 2006 balance sheet. However, the liabilities related to warrants and embedded conversion features arising from the application of EITF 00-19 will continue to appear on our balance sheet for the foreseeable future and be subject to adjustment to market value at the end of each fiscal period, with adjustments to those liabilities reflected as non-cash expense or income in our operating results.

We are ultimately dependent upon an increase in our revenues to provide sufficient capital to fund our current operations. Even if revenues increase, we anticipate the near-term need to raise additional capital. We cannot assure that we will be successful in raising additional working capital as may be necessary for our continued operations.

      Our future working capital requirements depend primarily on the rate at which we can decrease our use of cash to fund operations, which is in turn dependent on an increase in our revenues. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully sell the DMSP, market our other existing products and services, the degree to which competitive products and services are introduced to the market, and our ability to control overhead expenses as we grow. We are constantly evaluating our cash needs and existing burn rate, in order to make appropriate adjustments in operating expenses. Based on our limited cash and other resources, we anticipate the near-term need to raise additional working capital, which we cannot assure will be successfully raised. Depending on the terms and amount of any additional near-term capital, absent a material increase in our revenues during fiscal 2006, of which there is no assurance, it is likely we may need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing future operations, or to refinance existing indebtedness. The amount of additional working capital we may need to raise will be dependent, in part, on our ongoing evaluation of cash needs and anticipated capital expenditures. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. If we are unable to raise additional working capital as needed, we may be required to curtail some of our operations.

Our primary assets serve as collateral under outstanding convertible notes. If we were to default on these agreements, the holders could foreclose on our assets.


      In December 2004 through April 2005, we sold $6.525 million principal amount of 8% senior secured convertible notes. Following the conversion to common shares by several of these note holders, the current remaining outstanding principal balance is $3.0 million. In March 2006, we sold $2.3 million principal amount of 8% subordinated secured convertible notes, of which $2.275 million is still currently outstanding. The notes are collateralized by a blanket security interest in our assets and a pledge of the stock of our subsidiaries. If we should default under the payment of interest when due, the funding of redemptions as required, or other provisions of the notes, the holders could seek to foreclose on our primary assets. If the holders were successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.


      In addition to the above, certain recently purchased hardware and software with an original cost of approximately $800,000 has been pledged as collateral for notes payable with an outstanding principal balance of $450,000. There is an outstanding commitment by this lender to fund an additional $300,000 secured by the same collateral, which when funded would increase the total outstanding liability to $750,000.

We are dependent on contracts, some of which are short term. If these contracts are terminated, our results of operations would be materially adversely affected.

      We are dependent upon contracts and distribution agreements with our strategic partners and clients, including Thomson Financial Group and its subsidiary CCBN, and America Online, Inc. Revenues from sales to Thomson Financial Group were approximately $1.4 million, or 17%, and approximately $1.8 million, or 24%, of total consolidated revenue for the years ended September 30, 2005 and 2004, respectively. These revenues represented approximately 38% and 50% of Webcasting Group revenues for the same periods. Revenues from sales to this customer were approximately $212,000, or approximately 6%, of total consolidated revenue for the six months ended March 31, 2006. These revenues represented approximately 12% of Webcasting Group revenues for the same period. During the year ended September 30, 2005 we also provided digital asset management services to America Online, Inc. under a contract which can be terminated upon a 30-day notification. Revenues from sales to America Online, Inc. were approximately $1.2 million, or 15%, of our consolidated revenue for the year ended September 30, 2005 and represented approximately 26% of the Digital Asset Management Group's revenues for that period. Revenues from sales to this customer were approximately $530,000, or approximately 14%, of total consolidated revenue for the six months ended March 31, 2006. These revenues represented approximately 26% of Digital Asset Management Group revenues for the same period. Both of these contracts can be terminated upon a 30-day notification. Because of the significant nature of the revenues from these contracts to our consolidated results of operations, the termination of either contract could have a material adverse effect on our financial condition and results of operations.

We may be unable to successfully market or sell the Digital Media Services Platform ("DMSP").


      Our December 2004 purchase of Acquired Onstream included approximately $2.7 million capitalized by Acquired Onstream prior to that date for licensed software and development work by Scientific Applications International Corporation (SAIC), Virage and other third parties related to the partially completed Digital Media Services Platform ("DMSP"). Subsequent to the acquisition, we have spent approximately $1.2 million to complete the platform in a commercially viable form, including computer equipment used in its development and initial operation. Although we believe there is a market for the DMSP and as of November 2005 have placed a limited version of it in service with some third-party customers, there have only been limited sales for the DMSP to date and we do not know when, if ever, that we will generate any significant revenues from this product. In addition there is no assurance that we will be able to sell the DMSP on a profitable basis. Our inability to successfully market and/or sell the DMSP could have a material adverse effect on our financial condition and results of operations.

We expect to continue to experience volatility in our stock price, which has recently been below $1.00 per share. This could result in an adverse effect on the marketability of the shares. It could also result in delisting of the shares from NASDAQ, which could trigger certain penalties included in our convertible debentures.

      Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

      - the announcement or introduction of new services and products by us and our competitors;

      - our ability to upgrade and develop our systems in a timely and effective manner;

      - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

      - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

      -     technical difficulties, system downtime, or Internet brownouts;

      - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

      -     government regulation; and

      - general economic conditions and economic conditions specific to the Internet.

      As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.


      The price of our common stock closed below $1.00 per share for thirty-two of the trading days from November 9, 2005 through December 30, 2005, with the longest consecutive period being twenty-four days. The price of our common stock closed below $1.00 per share for thirty-three of the trading days from January 3, 2006 through March 9, 2006, with the longest consecutive period being twenty-three days. The price of our common stock closed below $1.00 per share for twenty-eight consecutive trading days from May 9, 2006 through June 16, 2006. The price of our common stock closed below $1.00 per share for the sixteenth consecutive trading day on July 13, 2006, at $0.73 per share. Thirty consecutive trading days below $1.00 per share may result in a deficiency letter from NASDAQ, which then allows the Company 180 calendar days to regain compliance. Lack of compliance by the Company would result in the inability to list its common shares on NASDAQ, which would adversely affect the marketability and value of the shares.

      In the event our common stock is not listed or quoted, or is suspended from trading on an eligible market for a period of 20 or more trading days (which need not be consecutive), the purchasers of notes under the 2004/2005 Financing Transactions or the 2006 Financing Transactions may require us to redeem (i) any such notes still outstanding for 115% of the face value (or 115% of the market value of the underlying shares for the previous five days, if greater) plus (ii) any shares obtained from the conversion of those notes and still held, for 115% of the market value for the previous five days.

      In addition to the above, the 2004/2005 Financing Transactions provide cash penalties of 1% of the original purchase price per month, for each month that the common stock underlying those securities and the related warrants is not listed on the NASDAQ Small Cap Market.

If the selling security holders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease.

      It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

The exercise of options and warrants, or the conversion of (i) shares of our Series A-10 Convertible Preferred Stock (ii) our 8% senior secured convertible notes or (iii) our 8% subordinated secured convertible notes, will be dilutive to our existing common shareholders.

      As of March 31, 2006 there were outstanding options and warrants to purchase a total of 16,716,160 shares of our common stock, with an average exercise price of $1.58 per share and approximately 87% exercisable between $1.00 and $1.65 per share. These outstanding options and warrants include warrants to purchase an aggregate of 1,087,500 shares for $1.65 per share, which are contingently issuable upon the exercise of $1.00 warrants issued in connection with the Additional 8% Convertible Debentures. In addition, as of March 31, 2006 there were 424,333 shares of our Series A-10 Convertible Preferred Stock outstanding, which are convertible into 4,243,330 shares of our common stock, as well as $3,300,000 principal amount 8% senior secured convertible notes and $2,300,000 principal amount 8% subordinated secured convertible notes which are in aggregate convertible into 5,600,000 shares of our common stock.

A substantial portion of our assets are comprised of goodwill and other intangible assets, which may be subject to future impairment and result in financial statement write-offs.

      Our prior acquisitions of several businesses have resulted in significant increases in goodwill and other intangible assets. Unamortized goodwill and other intangible assets, which includes acquired customer lists, were approximately $10.2 million at March 31, 2006, representing approximately 56% of our total assets and 312% of the book value of shareholder equity, after reduction for equity securities subject to potential rescission.

      If there is a material change in our business operations, the value of the intangible assets we have acquired could decrease significantly. On an ongoing basis, we will evaluate, partially based on discounted expected future cash flows, whether the carrying value of such intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition and results of operations.

We have issued debt and preferred shares containing significant discounts which will adversely, and possibly unpredictably, affect interest and dividend expense in future years.

      We are required to record the fair value of warrants issued in conjunction with the 2004/2005 Financing Transactions and the 2006 Financing Transactions, plus the potential value arising from a beneficial conversion feature included in the terms of these financings, as a discount to the stated financing amounts. The unamortized portions of these discounts were approximately $1.7 million for the Series A-10 Convertible Preferred, approximately $1.8 million for the 8% senior secured convertible notes, and approximately $1.1 million for the 8% subordinated secured convertible notes which were reflected on our balance sheet at March 31, 2006. These non-cash amounts will be amortized to dividend and interest expense over the four year financing terms, although any unamortized portion will be immediately expensed at the time of a conversion or redemption occurring before the end of those terms. Accordingly, conversions of approximately $300,000 occurring after March 31, 2006 will result in the write-off to expense of approximately $116,000 unamortized debt discount during the nine and three months ending June 30, 2006.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended September 30, 2005 and do not expect to be subject to them for the fiscal year ended September 30, 2006. We are evaluating our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended September 30, 2007.

      While we expect to eventually expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

      In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

      In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or adverse audit opinion on those financial statements. In that event, the quotation of our common stock on the Nasdaq SmallCap Market could be adversely affected. In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

      Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

      In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 424,333 shares of our Series A-10 Convertible Preferred Stock were issued and outstanding at March 31, 2006. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

                              COMMON STOCK OFFERED


      On July 14, 2006 there were 14,648,280 shares of our common stock issued and outstanding. Under this prospectus, the selling security holders listed in the section of this prospectus entitled "Selling Security Holders" may offer and sell up to 11,773,324 shares of our common stock, including:

      *     3,009,773 shares presently outstanding,

      * 5,633,023 shares of our common stock which may be issued upon the exercise of common stock purchase options and warrants with exercise prices ranging from $1.00 to $3.376 per share,

      * 2,525,000 shares of our common stock issuable upon the conversion of $2,275,000 principal amount 8% subordinated secured convertible notes and $250,000 principal amount 8% senior secured convertible notes based upon a conversion price of $1.00 per share, and

      * 605,528 shares of our common stock which we may issue for payment of interest on our 8% subordinated secured convertible notes and our 8% senior secured convertible notes.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

                                USE OF PROCEEDS


      We will not receive any proceeds from the sales of the common stock offered by this prospectus. Included in the registration statement of which this prospectus is a part are 5,633,023 shares of our common stock which are issuable upon the exercise of outstanding common stock purchase options and warrants with exercise prices ranging from $1.00 to $3.376 per share. If all of these options and warrants were to be exercised, which exercises cannot be assured and will depend among other things on the relationship of the market price to the exercise price during the time period if and when each particular option or warrant is vested, we would receive an additional approximately $9.6 million in gross proceeds. Any proceeds that we receive from the exercise of outstanding options and warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances whatsoever that any of the outstanding options or warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                            SELLING SECURITY HOLDERS


      This prospectus relates to periodic offers and sales of up to 11,773,324 shares of common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

      *     3,009,773 shares presently outstanding,

      * 5,633,023 shares of our common stock which may be issued upon the exercise of common stock purchase options and warrants with exercise prices ranging from $1.00 to $3.376 per share,

      * 2,525,000 shares of our common stock issuable upon the conversion of $2,275,000 principal amount 8% subordinated secured convertible notes and $250,000 principal amount 8% senior secured convertible notes based upon a conversion price of $1.00 per share, and

      * 605,528 shares of our common stock which we may issue for payment of interest on our 8% subordinated secured convertible notes and our 8% senior secured convertible notes.

      If we should elect to pay the interest on the 8% subordinated secured convertible notes in equity using the common shares to be registered above instead of cash, while we will still recognize an expense for the interest, it will be a non-cash item and it will result in a cash savings to us of approximately $375,000, using an assumed market price of our common share of $0.73 at the time the interest is paid.


      Upon the closing of the Onstream Merger, we issued an aggregate of 2,207,966 shares of our common stock and options and warrants to purchase an additional 462,073 shares of our common stock with an exercise price of $3.376 per share, based on a ratio of 0.1481 shares of our common stock for each share of Acquired Onstream outstanding immediately prior to the merger, with a similar conversion for Acquired Onstream options and warrants and the exercise prices adjusted by the inverse of the exchange ratio. Immediately prior to that closing, we also closed on the sale of 8% senior secured convertible notes and Series A-10 Convertible Preferred Stock, including common stock purchase warrants, resulting in aggregate gross proceeds of $6.5 million. We granted the purchasers of the 8% senior secured convertible notes additional investment rights to purchase up to an additional $2.175 million principal amount 8% senior secured convertible notes upon the same terms and conditions as the original investment, which rights were exercised in February and April 2005 and the gross proceeds remitted to us. These transactions are collectively referred to as the "2004/2005 Financing Transactions".

      On March 28, 2006 we completed the execution of agreements for the sale of 8% subordinated secured convertible notes and related common stock purchase warrants, resulting in aggregate gross proceeds to us of $2.3 million (the "2006 Financing Transactions").

8% Subordinated Secured Convertible Notes


      In March 2006 we sold to 14 accredited investors $2.3 million principal amount of 8% subordinated secured convertible notes, together with common stock purchase warrants to purchase an aggregate of 805,000 shares of our common stock. This transaction was structured as a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption under
Section 4(2) and Regulation D thereof.


      We entered into a security agreement with Cantera (Switzerland) S.A., as agent for the purchasers of the 8% subordinated secured convertible notes, wherein we pledged all of our assets as collateral for the notes, although such pledge is subordinate to all our other existing indebtedness, including the 8% senior secured convertible notes and property and equipment financing. It is also subordinate to future purchase money and capital lease indebtedness, but only to the extent of assets covered thereby.

      Additional terms of the 8% subordinated secured convertible notes include:

      * unless converted or redeemed as described below, $2.3 million principal amount of the 8% subordinated secured convertible notes are due on or before March 28, 2010,

      * 8% annual interest, payable in arrears with the first interest payment due on September 28, 2006 and payment dates quarterly thereafter. The interest is payable either in cash or at our option in registered shares (the first payment may be in unregistered shares if those shares are eventually registered) of our common stock valued at 85% of the volume weighted average price of our common stock for the 20 days prior to the payment date,

      * subject to certain exceptions, while the notes are outstanding we cannot purchase, redeem or otherwise acquire any capital stock, issue any variable priced equity securities or variable price equity linked securities and for a period of one year after the closing, we may not issue an equity or equity-linked issuance below the $1.00 conversion price. We have also agreed not to redeem or repurchase any portion of our Series A-10 Preferred Stock, or any other preferred stock, common stock or equity equivalent prior to either the maturity date of the notes or until all the notes have been converted without the consent of the holders of 51% of the outstanding notes,

      * the notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.00 per share which is subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below $1.00 per share, subject to adjustment as set forth above,

      * if at any time while all or any portion of the 8% subordinated secured convertible notes are outstanding the trading price of our common stock exceeds $1.50 per share for a minimum of 20 days during a 30 day period, then an amount of the notes equal to the total volume for the 30 day period multiplied by the average daily closing price multiplied by 20% will automatically convert into shares of our common stock at the conversion price of $1.00 per share, with each note converted on a pro-rata basis based on initial principal and subject to adjustment as set forth above,

      * the number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock,

      * we can prepay all or any portion of the principal amount of the notes, plus any accrued but unpaid interest. If we should elect to prepay the notes, the holders will have five trading days to convert the notes into shares of our common stock. If we elect to prepay the notes, we must do so pro-rata amongst the holders, by a payment amount equal to 115% of the principal amount of the notes being redeemed, and

      * beginning at the end of the 24th month following the issuance date the principal outstanding on any remaining 8% subordinated secured convertible notes will be paid in nine equal quarterly installments on the last day of each successive quarter. We have the option to pay the quarterly installments in shares of our common stock if the volume weighted average price during the preceding quarter is greater than $1.18 per share. That portion that can be paid in common stock is based upon a formula of 20% of the total trading volume for the quarter multiplied times the average closing price. In any quarter where this formula would result in the issuance of shares of common stock that exceed the amount of the quarterly installment, at the holders option an additional amount of up to 20% may be converted and applied to the final quarterly payment.

      In connection with the 8% subordinated secured convertible notes, we have issued five year common stock purchase warrants to purchase an aggregate of 805,000 shares of our common stock, exercisable starting six months after closing. These warrants have an exercise price of $1.50 per share, subject to adjustment in the event of stock splits, stock dividends, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below $1.50 per share. Starting one year after issuance, the warrants include a cashless exercise feature that terminates at the time the shares underlying the warrants are registered. The number of shares of our common stock that can be issued upon the exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      In March 2006 we paid the selling agents fees totaling $163,000 and issued them 182,500 common stock purchase warrants with terms identical to the warrants sold with the initial $2.3 million principal 8% subordinated secured convertible notes.

      We have agreed to file with the SEC on or prior to thirty (30) days after the final closing a Registration Statement (the "Registration Statement") providing for the sale of the common shares underlying the 8% subordinated secured convertible notes and related $1.50 warrants (the "Registrable Securities") by the holders thereof, and to use commercially reasonable efforts to have such Registration Statement declared effective by the SEC as soon as practicable. If the Registration Statement is not filed as set forth above or declared effective within ninety (90) days following the Closing (or 150 days in the event of a review of the Registration Statement by the Securities and Exchange Commission), we are obligated to pay the holders of the Registrable Securities an amount equal to one percent (1%) of the aggregate purchase price of the Registrable Securities on such date and one and one-half percent (1.5%) on the monthly anniversary of each such date thereafter (if the Registration Statement shall not have been declared effective by such date) until the Registration Statement is declared effective, up to a maximum of fifteen percent (15%).

      The $2.3 million financing transaction, as described above and as included in this registration statement, was originally structured and reported by us as a $2.5 million transaction. However, as of the date of our initial filing of this registration statement, certain purchasers had not remitted to us the aggregate $200,000 committed to by them for purchase of 8% subordinated secured convertible notes and related $1.50 warrants and as a result we have notified them that we will be unable to accept funds from them for securities as part of this transaction. It was our position, based on our evaluation of the subscription agreement and other relevant loan documents, that while individual purchases were closed as early as March 28, 2006 that the final closing for purposes of determining the deadline and related penalties for filing a registration statement could not occur until the originally contemplated $2.5 million proceeds had been fully remitted to us. We are currently evaluating the effect of the adjustment of the total offering amount on the final closing date for penalty purposes, but in any event we believe that this determination will not be material to our results of operations or financial condition.


The following table sets forth the name of each selling security holder, the number of shares owned, and the number of shares being registered for resale by each selling security holder. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the warrants and options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders as of June 30, 2006. At that date, approximately 67% of the Company's outstanding shares were held by CEDE & Co., which is accounted for as a single shareholder of record for multiple beneficial owners. CEDE & Co. is a nominee of the Depository Trust Company (DTC), with respect to securities deposited by participants with DTC, e.g., mutual funds, brokerage firms, banks, and other financial organizations.

-------------------------------------- ------------- -------------- ------------ -------------- -----------
            Name of Selling              Number of     Percentage     Number of   Shares to be  Percentage
            Security Holder                Shares     Owned Before      Shares     Owned after  Owned After
                                           owned        Offering       Offered      Offering     Offering
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Alan Phillips (1)                             7,405              *        7,405              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Alan Saperstein (2)                       1,341,820           8.4%      850,000        491,820         3.1%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Allenstown Investments (3)                   30,000              *       30,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
American Capital Ventures (4)               250,000           1.7%      250,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Axiom Capital Management, Inc. (5)           62,500              *       62,500              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Basic Investors, Inc. (6)                   368,000           2.5%      250,000        118,000            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Swirsky Capitol Holdings Corp. (7)          200,751           1.4%      100,000        100,751            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Big Sky Communications (8)                   12,123              *       12,123              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Brimberg & Co. (9)                           60,000              *       60,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Zachariah P. Zacharaiah (10)                 20,000              *       20,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
BTI Computers, Inc. (11)                     60,000              *       60,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Carl Silva (12)                              14,810              *       14,810              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Channel Source Direct (13)                  100,061              *       88,498         11,563            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Charles Johnston (14)                       371,714           2.5%      100,000        271,714         1.9%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Chicago Investment Group LLC (15)           235,000           1.6%      235,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Clifford Friedland (16)                     832,276           5.6%      829,360          2,916            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
CLR Associates (17)                         105,000              *      100,000          5,000            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Crescent International Ltd. (18)            774,278           5.0%      774,278              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Dan Page (19)                               300,000           2.0%      300,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
David Glassman (20)                         832,109           5.6%      829,360          2,749            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
David Namoff (21)                           465,000           3.1%      465,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
David Saphier (22)                            7,405              *        7,405              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Dr. Vaikunth Gupta (23)                      14,810              *       14,810              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Edward Tuccio (24)                          129,800              *      125,000          4,800            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Envision Management Group, Inc. (25)         67,273              *       56,364         10,909            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Equity Performance Group (26)               213,860           1.4%      203,860         10,000            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Eric Jacobs (27)                            397,070           2.6%      150,000        247,070         1.6%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
FastLane Communications (28)                 10,256              *       10,256              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Fennmore Holdings LLC (29)                1,052,500           6.6%      360,000      1,052,500         6.6%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Fred DeLuca (30)                          3,228,231          17.5%      115,108      3,853,123        20.9%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Fred Florio (31)                             38,810              *       14,810         24,000            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Gistics, Inc. (32)                           27,727              *       27,727              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Gregory Catinella (33)                       90,000              *       90,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Hart Rotenberg (34)                         203,919           1.4%      203,919              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Image Styles Limited (35)                    80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
John Morris (36)                             14,810              *       14,810              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Joseph Rotenberg (37)                       250,126           1.7%      108,624        141,502         1.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
KFK Enterprises (38)                         36,000              *       36,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Kristen Routh (39)                            8,000              *        8,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Ladenburg Thalmann & Co., Inc. (40)         118,750              *       80,000         38,750            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Lawrence Zimble (41)                         20,799              *        2,000         18,799            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Leonard Moskowitz (42)                       25,000              *       25,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Lewis Opportunity Fund LP (43)              730,000           4.8%      730,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Loeb & Loeb LLP (44)                         26,907              *       26,907              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Lou Pugiliese (45)                           14,810              *       14,810              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------

-------------------------------------- ------------- -------------- ------------ -------------- -----------
            Name of Selling              Number of     Percentage     Number of   Shares to be  Percentage
            Security Holder                Shares     Owned Before      Shares     Owned after  Owned After
                                           owned        Offering       Offered      Offering     Offering
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Lyons Capital LLC (46)                       22,500              *       22,500              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
M.S. Greene & Associates, P.A. (47)          14,350              *        4,750          9,600            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Mark Medway (48)                             80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Martin Hodas (49)                           253,856           1.7%      120,000        133,856            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Meadowbrook Opportunity Fund LP (50)        400,000           2.7%      400,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Michael Peter Lee (51)                       74,256              *       74,256              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Mohammad Hossain (52)                        80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Morgenthau Capital Advisors, LLC (53)       324,213           2.2%        7,405        316,808         2.1%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Nathan Capps (54)                            80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Neil Berman (55)                            871,351           5.6%      697,772        573,579         3.7%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Nite Capital LP (56)                        400,000           2.7%      400,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Olympus Securities (57)                     242,500           1.6%       25,000        217,500         1.5%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Platinum Credit Group LLC (58)               59,444              *       59,444              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Randy Goins (59)                            144,747           1.0%       91,747         53,000            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Randy Selman (60)                         1,339,853           8.4%      850,000        489,853         3.1%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Richard Jacobs (61)                          10,000              *       10,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Richard Seifert (62)                         90,000              *       90,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Richard Yurich (63)                          80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Robert Wussler (64)                         215,426           1.4%      114,810        100,616            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Rolin, Inc. (65)                            141,437           1.0%      138,703          2,734            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Ronald Yates (66)                           164,810           1.1%       14,810        150,000         1.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Ruben Sklar (67)                            100,000              *      100,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
SAIC Venture Capital Corporation (68)        57,321              *       52,739          4,582            *
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Skiff Wager (69)                             29,950              *       29,950              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Steffi Weiner (70)                           25,000              *       25,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------
Steven Gittleman (71)                        80,000              *       80,000              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------

-------------------------------------- ------------- -------------- ------------ -------------- -----------
3PAR Data (72)                              100,694              *      100,694              -         0.0%
-------------------------------------- ------------- -------------- ------------ -------------- -----------

-------------------------------------- ------------- -------------- ------------ -------------- -----------
Total number of shares offered                                       11,773,324
-------------------------------------- ------------- -------------- ------------ -------------- -----------


*     represents less than 1%


      (1) The number of shares owned and offered includes 7,405 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. This warrant was issued in connection with the Onstream Merger.

      (2) The number of shares owned includes:

      *     11,820 shares of our common stock presently outstanding,

      * 30,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $22.50 per share,

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share,

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share, and

      * 400,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.50 per share.

      The number of shares offered includes:

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share, and

      * 400,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.50 per share.

      Mr. Saperstein is our COO and Treasurer and a member of our Board of Directors and the above shares and options were issued to him in connection with various services rendered to us in those capacities.


      (3) The number of shares owned and offered includes 30,000 shares of our common stock presently outstanding, issued in connection with a financial public relations and business consulting agreement. ATC Trustees LTD is the control person of Allenstown Investments. Mr. Rolf Hedinger is the control person of ATC Trustees LTD and exercises sole voting and dispositive powers over these shares. Mr. Charles C. Johnston, a member of our Board of Directors, is the Investment Manager of Allenstown Investments - see Note 14 below.

      (4) The number of shares owned and offered includes 70,000 shares of our common stock presently outstanding and 180,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which excludes 25,000 options transferred to each of Mr. Leonard Moskowitz and Ms. Steffi Weiner - see footnotes 42 and 70 below - and 20,000 options transferred to Mr. Zachariah P. Zachariah - see footnote 10 below. The control person of American Capital Ventures is Mr. Howard Gostfrand, who exercises sole voting and dispositive powers over these shares. The shares and $1.00 options were issued for investor relations consulting services.

      During February 2006, we entered into an investor relations consulting agreement with American Capital Ventures, having an initial six-month term (which was renewed for an additional six months) with monthly cash payments of $5,000 and 10,000 common shares per month. American Capital Ventures also received $6,450 from us as finder's fee compensation in the 2006 Financing Transactions.

      (5) The number of shares owned and offered includes 62,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance. Mark Martino, president, is the control person of Axiom Capital Management, Inc., an NASD-member firm, and exercises sole voting and dispositive powers over these shares. The warrant, plus $38,500 cash, was issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      (6) The number of shares owned includes:

      * 75,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.50 per share, which excludes 125,000 shares underlying identical options that have been issued but as a result of the termination of the related consulting agreement, will not vest prior to their expiration,

      * 12,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,

      * 30,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, and


      * 250,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.10 per share, including 93,750 shares underlying options that vest in three equal installments on October 1, 2006, January 1, 2007 and April 1, 2007.

      The number of shares offered includes 250,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.10 per share, including 93,750 shares underlying options that vest in three equal installments on October 1, 2006, January 1, 2007 and April 1, 2007.

      The $1.50 and $1.65 Warrants, plus $33,125 cash, were issued in connection with the 2004/2005 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the $1.65 warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. The options were issued as compensation for financial advisory services. Mr. Thomas Laundrie is the control person of Basic Investors, Inc., an NASD-member firm, and exercises sole voting and dispositive powers over these shares. The number of shares owned and offered hereby excludes securities owned by Mr. Laundrie as well as those of Messrs. Gary Purcell and Richard Belz, who are also affiliates of Basic Investors, Inc.

      (7) The number of shares owned includes:

      *     751 shares of our common stock presently outstanding,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share, and

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share.


      The number of shares offered includes 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share. The control person for Swirsky Capitol Holdings Corp. is Mr. Benjamin Swirsky, who exercises sole voting and dispositive powers over these shares. Mr. Swirsky is a member of our Board of Directors and the shares and options were issued to him in connection with various services rendered to us in that capacity.

      (8) The number of shares owned and offered includes 12,123 shares of our common stock presently outstanding and issued for professional and consulting services. The control person of Big Sky Communications is Ms. Colleen Padnos, controller, who exercises sole voting and dispositive powers over these shares.

      (9) The number of shares owned and offered includes 60,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance. Mr. Clint Tomlinson is the control person of Brimberg & Co., an NASD-member firm, and exercises sole voting and dispositive powers over these shares. The warrant, plus $42,000 cash, was issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (10) The number of shares owned and offered includes 20,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which were transferred from American Capital Ventures, which received them for investor relations consulting services - see footnote 4 above.

      (11) The number of shares owned and offered includes 60,000 shares presently outstanding and issued for professional and consulting services. The control person of BTI Computers, Inc. is Ms. Clare Rotenberg, president, who exercises sole voting and dispositive powers over these shares. The shares owned and offered hereby do not include 305,878 shares of our common stock presently outstanding and originally issued to BTI Computers for equipment purchases, but subsequently transferred by BTI Computers to Joseph and Hart Rotenberg, who own one-third and two-thirds, respectively, of BTI Computers, Inc. See footnotes 34 and 37 below.


      (12) The number of shares owned and offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. This option was issued in connection with the Onstream Merger.


      (13) The number of shares owned includes 100,061 shares of our common stock presently outstanding, issued in connection with the provision of telemarketing services. The number of shares offered includes 88,498 shares of our common stock presently outstanding. The control person of Channel Source Direct is Mr. Stan Odachowski, who exercises sole voting and dispositive powers over these shares.

      (14) The number of shares owned includes:

      * 171,714 shares of our common stock held by J&C Resources, LLC, of which 139,214 were issued in connection with the Onstream Merger and 32,500 were issued for loan interest and fees as discussed below,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share, and

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share.

      The number of shares offered includes 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share.


      Mr. Charles C. Johnston is a member of our Board of Directors, and the options were issued to him in connection with various services rendered to us in that capacity. Mr. Johnston is the control person of J&C Resources, LLC., in his capacity as President, Chairman and CEO of that entity, and exercises sole voting and dispositive powers over these shares. On February 26, 2004, we received a $300,000 loan from J&C Resources, LLC. The term of the loan was one year, and all interest was prepaid through the issuance of 21,000 shares of common stock. In addition, we issued 9,000 shares of common stock as an origination fee and 10,000 shares of common stock for legal and other fees (including 7,500 shares issued to Asset Factoring International, Inc.). We repaid this loan in December 2004 from the proceeds of the 2004/2005 Financing Transactions. J&C Resources also received $24,500 from us as finder's fee compensation in the 2004/2005 Financing Transactions. On July 1, 2006 we received a $300,000 loan from J&C Resources, LLC. The principal balance is due in one year or three days after receipt of funding, including exercise of warrants, in excess of $1.0 million, whichever occurs first. Total interest, origination and legal fess totaling $21,000 cash and 21,000 common shares are due on maturity. Finders fees of $9,000 cash and 9,000 common shares are payable at loan maturity to Asset Factoring Ltd, a related entity discussed below.


      Mr. Johnston's holdings exclude our securities owned by CCJ Trust. CCJ Trust is a trust for Mr. Johnston's adult children, he is neither a beneficiary or a trustee, and he disclaims any beneficial ownership interest in CCJ Trust.

      Mr. Charles C. Johnston is the Investment Manager of Allenstown Investments. Mr. Johnston's holdings exclude our securities owned by Allenstown Investments - see Note 3 above.

      Mr. Charles C. Johnston is also the Investment Manager of Asset Factoring International, Inc. On August 19, 2005, we received a $300,000 loan from Asset Factoring International, Inc. The term of the loan was one year, with a 2% loan origination fee and interest of 8% per annum. All interest and fees were due and payable in the event of early repayment. The terms of the loan, which was collateralized by $600,000 (original purchase price) of recently purchased equipment and software, required repayment within 5 days of us obtaining other financing, including but not limited to equipment financing. Asset Factoring agreed to several extensions for the repayment of this loan after we obtained such other financing in October and November 2005 until we repaid $360,000 in April 2006, which represented principal and the initially negotiated loan origination fee and interest, plus subsequently negotiated extension fees.


      (15) The number of shares owned and offered includes 35,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance, and 200,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.05 per share, including 100,000 shares underlying options that vest on September 22, 2006. Mr. Richard P. Lynch is the control person of Chicago Investment Group LLC, an NASD-member firm, and exercises sole voting and dispositive powers over these shares. The $1.50 warrant, plus $24,500 cash, was issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock. The $1.05 warrants are compensation for financial advisory services.

      (16) The number of shares owned includes:

      *     447,216 shares of our common stock presently outstanding,

      *     148,100 shares of our common stock held by Titan Trust,

      *     148,100 shares of our common stock held by Dorado Trust, and

      * 88,860 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The number of shares offered includes:

      *     444,300 shares of our common stock presently outstanding,

      *     148,100 shares of our common stock held by Titan Trust,

      *     148,100 shares of our common stock held by Dorado Trust, and

      * 88,860 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The option and the 740,500 shares of common stock being offered were issued in connection with the Onstream Merger.


      Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust and exercises sole voting and dispositive powers over these shares. Mr. Friedland is our Senior Vice President Business Development and Vice Chairman of our Board of Directors.

      (17) The number of shares owned includes 5,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.65 per share and 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.10 per share, which includes 25,000 shares that vest on September 9, 2006. The number of shares offered includes 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.10 per share, which includes 25,000 shares that vest on September 9, 2006. The control person of CLR Associates is Mr. Burt Rhodes, who exercises sole voting and dispositive powers over these shares. The $1.65 Warrant, plus $7,000 cash, was issued in connection with the 2004/2005 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the exercise of the $1.65 warrants issued in connection with those transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. The $1.10 options are compensation for investor relations and broker introduction services.


      (18) The number of shares owned and offered includes:

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% senior secured convertible notes, and

      * 36,778 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% senior secured convertible notes, less actual interest amounts paid through March 31, 2006,

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% subordinated secured convertible notes, and

      * 62,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% subordinated secured convertible notes.

      Mr. Maxi Brezzi and Mr. Bachir Taleb-Ibrahimi are the control persons of Crescent International, Ltd. Messrs. Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      The $1.65 Warrants and the 8% senior secured convertible notes were issued in connection with the 2004/2005 Financing Transactions. These warrants and notes were originally issued by us to Mr. Neil Berman and, along with 62,500 common shares designated for future interest payments, were included in a registration statement filed by us and declared effective by the SEC on June 29, 2005. They were sold by Mr. Berman to Crescent International, Ltd. on March 28, 2006 and as a result are being included, along with 36,778 common shares designated for future interest payments, in this registration statement. See footnote 55 below. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


      (19) The number of shares owned and offered includes 300,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.65 per share, issued for investor relations services.

      (20) The number of shares owned includes:

      *     447,049 shares of our common stock presently outstanding,

      *     148,100 shares of our common stock held by JMI Trust,

      *     148,100 shares of our common stock held by Europa Trust, and

      * 88,860 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The number of shares offered includes:

      *     444,300 shares of our common stock presently outstanding,

      *     148,100 shares of our common stock held by JMI Trust,

      *     148,100 shares of our common stock held by Europa Trust, and

      * 88,860 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The option and the 740,500 shares of common stock being offered were issued in connection with the Onstream Merger.


      Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust and exercises sole voting and dispositive powers over these shares. Mr. Glassman is our Chief Marketing Officer.


      (21) The number of shares owned and offered includes:

      * 25,000 shares of our common stock presently outstanding, issued for loan interest as discussed below,

      * 96,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 275,000 shares of our common stock issuable upon the conversion of $275,000 principal amount 8% subordinated secured convertible notes, and

      * 68,750 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $275,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      During February 2006, we borrowed $250,000 from Mr. David Namoff. The principal, plus cash interest of 10% plus 25,000 common shares, was due on January 31, 2007. The Company was also required to repay the loan, including the full amount of interest, within 15 days of obtaining financing in excess of $1.0 million. Accordingly, the outstanding principal plus the cash interest due on this loan, totaling $275,000, was designated by Mr. Namoff to purchase the 8% subordinated secured convertible note we issued him in connection with the 2006 Financing. The 25,000 shares we issued him for interest on the February 2006 loan are included in the number of shares owned and offered above.

      (22) The number of shares owned and offered includes 7,405 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. The warrant was issued in connection with the Onstream Merger.

      (23) The number of shares owned and offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. The option was issued in connection with the Onstream Merger.

      (24) The number of shares owned includes 4,800 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.00 per share and 125,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which includes 75,000 shares underlying options that vest in three equal installments on September 1, 2006, December 1, 2006 and March 1, 2007. The number of shares offered include 125,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which includes 75,000 shares underlying options that vest in three equal installments on September 1, 2006, December 1, 2006 and March 1, 2007. The $1.00 options are for investor relations, marketing strategy and financial planning services. The $3.00 options were issued in connection with an October 2003 purchase of common stock as part of a private placement.

      (25) The number of shares owned includes 67,273 shares of our common stock presently outstanding. issued for consulting and advisory services. The number of shares offered includes 56,364 shares of our common stock presently outstanding. Ms. Gail Babitt, our former Chief Financial Officer, is the control person of Envision Management Group, Inc. and exercises sole voting and dispositive powers over these shares.

      (26) The number of shares owned includes 63,860 shares of our common stock presently outstanding and 150,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.65 per share. The number of shares offered includes 53,860 shares of our common stock presently outstanding and 150,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.65 per share. The control person of Equity Performance Group is Mr. Gary Geraci, who exercises sole voting and dispositive powers over these shares. The common stock and $1.65 options were issued for professional and consulting services.


      (27) The number of shares owned includes:

      *     20,820 shares of our common stock presently outstanding,

      * 150,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.57 per share,


      * 26,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,


      * 25,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.00 per share, underlying Additional $1.00 Warrants,

      * 75,000 shares of our common stock issuable upon the conversion of $75,000 principal amount 8% senior secured convertible notes, and

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share.

      The number of shares offered includes 150,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.57 per share.


      Mr. Jacobs is an employee of Onstream Media Corporation and serves as our Secretary and the $1.57 and $1.12 options were issued to him in connection with various services rendered to us in that capacity. The $1.00 and $1.65 Warrants and the 8% senior secured convertible notes were issued in connection with the 2004/2005 Financing Transactions. The number of shares presented as owned hereunder excludes 12,500 shares underlying $1.65 Warrants which are not yet issuable. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.

      On June 1, 2006, we received a $100,000 short-term, unsecured, loan from Mr. Jacobs. Due to a provision requiring early repayment in the event we received certain customer proceeds, we repaid the principal balance plus interest of $10,000 in June 2006.


      On September 30, 2004, we received a $100,000 short-term loan from Mr. Jacobs. We repaid the principal balance and the combined interest and service fees ($3,000 first month, $200 per day thereafter) in December 2004 from the proceeds of the 2004/2005 Financing Transactions.


      (28) The number of shares owned and offered includes 10,256 shares of our common stock presently outstanding and issued for professional marketing services. The control person of FastLane Communications is Mr. Christopher Faust, who exercises sole voting and dispositive powers over these shares.

      (29) The number of shares owned includes:

      * 472,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,


      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.00 per share, underlying Additional $1.00 Warrants,

      * 130,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.28 per share, issued in connection with the sale of 25,000 shares of Series A-11 Preferred for $500,000 in February 2004,

      * 78,750 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 225,000 shares of our common stock issuable upon the conversion of $225,000 principal amount 8% subordinated secured convertible notes, and

      * 56,250 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $225,000 principal amount 8% subordinated secured convertible notes.

      The sum of the above has been reduced by 360,000 shares due to conversion limitations discussed below.

      The number of shares offered includes:

      * 78,750 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 225,000 shares of our common stock issuable upon the conversion of $225,000 principal amount 8% subordinated secured convertible notes, and

      * 56,250 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $225,000 principal amount 8% subordinated secured convertible notes.


      Mr. Mark Nordlicht is the control person of Fennmore Holdings, LLC, and exercises sole voting and dispositive powers over these shares.

      The $1.65 Warrants and the Additional $1.00 Warrants were issued in connection with the 2004/2005 Financing Transactions. The number of shares presented as owned hereunder excludes 225,000 shares underlying $1.65 Warrants which are not yet issuable. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions.


      The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (30) The number of shares owned includes:

      * 156,661 shares of our common stock presently outstanding, of which 29,620 shares were issued in connection with the Onstream Merger, 85,488 shares were issued for loan interest discussed below and the reminder issued for interest in connection with the 2004/2005 Financing Transactions,


      * 140,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,


      * 200,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.00 per share, underlying Additional $1.00 Warrants,

      * 400,000 shares of our common stock issuable upon the conversion of $400,000 principal amount 8% senior secured convertible notes,

      * 500,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, and

      * 2,571,570 shares of our common stock issuable upon the conversion of 257,157 shares of Series A-10 Convertible Preferred Stock.


      The sum of the above has been reduced by 740,000 shares due to conversion limitations discussed below.

      The number of shares offered includes 115,108 shares of our common stock presently outstanding, of which 29,620 shares were issued in connection with the Onstream Merger and 85,488 shares were issued for loan interest discussed below.

      The $1.00, $1.50 and $1.65 Warrants, the 8% senior secured convertible notes and the Series A-10 Convertible Preferred Stock were issued in connection with the 2004/2005 Financing Transactions. The number of shares presented as owned hereunder excludes 100,000 shares underlying $1.65 Warrants which are not yet issuable. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


      As compensation to Mr. DeLuca for a May 2003 restructuring and increase of an existing loan to $3.0 million, we issued him 140,000 shares of Series A-8 Convertible Preferred Stock ("Series A-8"). At the same time, Mr. DeLuca converted his outstanding common stock into 92,750 shares of Series A-8. We repaid $2.0 million of this loan in December 2004 from the proceeds of the 2004/2005 Financing Transactions, with the remaining $1.0 million converted to 100,000 shares of Series A-10 and five-year warrants to purchase 500,000 common shares for $1.50 per share. In December 2004, Mr. DeLuca also converted the 232,750 shares of Series A-8 held by him into 139,650 shares of Series A-10. In January 2005, we issued him 85,488 shares of our common stock in lieu of approximately $149,000 of interest due on the previous note through the date of repayment.

      (31) The number of shares owned includes:

      * 24,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share, and

      * 14,810 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. The warrant was issued in connection with the Onstream Merger.

      The number of shares offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. The warrant was issued in connection with the Onstream Merger.

      The $1.65 Warrant, plus $10,000 cash, was issued in connection with the 2004/2005 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the $1.65 warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


      (32) The number of shares owned and offered includes 27,727 shares of our common stock presently outstanding and issued for professional and consulting services. The control person of Gistics, Inc. is Mr. Michael Moon, who exercises sole voting and dispositive powers over these shares.

      (33) The number of shares owned and offered includes 30,000 shares of our common stock presently outstanding and 60,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, including 30,000 shares underlying options which vest on August 31, 2006. The common stock and $1.00 options were issued for professional and consulting services.


      (34) The number of shares owned and offered includes 203,919 shares of our common stock presently outstanding and originally issued to BTI Computers, Inc. for equipment purchases, but subsequently transferred by BTI Computers to Hart Rotenberg, who owns two-thirds of BTI Computers, Inc. The shares owned and offered hereby do not include 60,000 shares of our common stock reserved for future issuance to BTI Computers, Inc. for professional and consulting services - see footnote 11 above.

      (35) The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes, and

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      Mr. Michael Davies is the control person of Image Styles Limited and exercises sole voting and dispositive powers over these shares. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      (36) The number of shares owned and offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. The option was issued in connection with the Onstream Merger.

      (37) The number of shares owned includes 241,919 shares of our common stock presently outstanding, of which 45,171 shares were issued in connection with the Onstream Merger and 101,959 shares originally issued to BTI Computers, Inc. for equipment purchases, but subsequently transferred by BTI Computers to Joseph Rotenberg, who owns one-third of BTI Computers, Inc., 1,042 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.65 per share, 500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.00 per share and 6,665 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. The $3.376 warrant was also issued in connection with the Onstream Merger and the remaining shares and warrants not otherwise identified were issued in connection with financing transactions in 2003.

      The number of shares offered includes 101,959 shares originally issued to BTI Computers, Inc. for equipment purchases, but subsequently transferred by BTI Computers to Joseph Rotenberg, who owns one-third of BTI Computers, Inc., and 6,665 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share. The warrant offered was issued in connection with the Onstream Merger.

      The shares owned and offered hereby do not include 60,000 shares of our common stock reserved for future issuance to BTI Computers, Inc. for professional and consulting services - see footnote 11 above.


      (38) The number of shares owned and offered includes 36,000 shares of our common stock presently outstanding and issued for financial consulting services. The control person of KFK Enterprises is Mr. Frank Kunzig, who exercises sole voting and dispositive powers over these shares.

      (39) The number of shares owned and offered includes 8,000 shares of our common stock presently outstanding and issued for professional and consulting services.


      (40) The number of shares owned includes:

      * 70,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.25 per share,

      * 10,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.65 per share,

      * 28,750 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, and

      * 10,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share.

      The number of shares offered includes:

      * 70,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.25 per share, and

      * 10,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share.


      Mr. Salvatore Giardina is the CFO and control person of Ladenburg Thalmann & Co., Inc., an NASD-member broker dealer, and exercises sole voting and dispositive powers over these shares. The $2.25 warrant and the $1.65 warrant owned and offered were issued for financial advisory services. The $1.65 warrant for 10,000 shares owned but not offered and the $1.50 warrant, plus $59,250 cash, was issued in connection with the 2004/2005 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the $1.65 warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


      (41) The number of shares owned includes 20,799 shares of our common stock presently outstanding. The number of shares offered includes 2,000 shares of our common stock presently outstanding, issued for business strategy consulting services. 2,000 of the shares owned but not offered were issued in connection with consulting services and the remaining shares issued in connection with 2003 financing transactions.

      (42) The number of shares owned and offered includes 25,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which were transferred from American Capital Ventures, which received them for investor relations consulting services - see footnote 4 above.

      (43) The number of shares owned and offered includes:

      * 10,000 shares of our common stock presently outstanding, issued for loan interest as discussed below,

      * 157,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 450,000 shares of our common stock issuable upon the conversion of $450,000 principal amount 8% subordinated secured convertible notes, and

      * 112,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $450,000 principal amount 8% subordinated secured convertible notes.


      Mr. Austin Lewis is the control person of Lewis Opportunity Fund LP and exercises sole voting and dispositive powers over these shares. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      During February 2006, we borrowed $100,000 from Lewis Opportunity Fund LP. The principal, plus cash interest of 10% plus 10,000 common shares, was due on February 17, 2007. The Company was also required to repay the loan, including the full amount of interest, within 15 days of obtaining financing in excess of $100,000. Accordingly, the outstanding principal of $100,000 was designated by Lewis Opportunity Fund LP to purchase the 8% subordinated secured convertible note we issued them in connection with the 2006 Financing. The 10,000 shares we issued them for interest on the February 2006 loan are included in the number of shares owned and offered above. On March 28, 2006, we paid the cash interest due them on the February 2006 loan.


      (44) The number of shares owned and offered includes 26,907 shares of our common stock presently outstanding and issued for legal services. The control person of Loeb and Loeb LLP is Mr. Ron Yano, who exercises sole voting and dispositive powers over these shares.

      (45) The number of shares owned and offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. The option was issued in connection with the Onstream Merger.


      (46) The number of shares owned and offered includes 22,500 shares of our common stock presently outstanding and issued for professional services. These shares do not include shares owned by Mr. Jason Lyons, who is the control person of Lyons Capital LLC and exercises sole voting and dispositive powers over these shares.

      (47) The number of shares owned includes 14,350 shares of our common stock presently outstanding and issued for legal services. The number of shares offered includes 4,750 shares of our common stock presently outstanding. The control person of M.S. Greene & Associates, P.A. is Mr. Michael Greene, who exercises sole voting and dispositive powers over these shares.


      (48) The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes,

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (49) The number of shares owned includes:

      * 27,606 shares of our common stock presently outstanding, including 20,000 shares issued for business strategy consulting services and the remainder issued for interest in connection with the 2004/2005 Financing Transactions,


      * 26,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,


      * 25,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.00 per share, underlying Additional $1.00 Warrants,

      * 75,000 shares of our common stock issuable upon the conversion of $75,000 principal amount 8% senior secured convertible notes, and


      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, including 50,000 shares underlying options that vest in two equal installments on October 1, 2006 and January 1, 2007.

      The number of shares offered includes 20,000 shares of our common stock presently outstanding and issued for business strategy consulting services and 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, including 50,000 shares underlying options that vest in two equal installments on October 1, 2006 and January 1, 2007.

      The $1.00 and $1.65 Warrants and the 8% senior secured convertible notes were issued in connection with the 2004/2005 Financing Transactions. The number of shares presented as owned hereunder excludes 12,500 shares underlying $1.65 Warrants which are not yet issuable. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.



      (50) The number of shares owned and offered includes:

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% subordinated secured convertible notes, and

      * 62,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% subordinated secured convertible notes.


      Mr. Evan Greenberg is the control person of Meadowbrook Opportunity Fund LP and exercises sole voting and dispositive powers over these shares. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (51) The number of shares owned and offered includes:

      * 25,506 shares of our common stock presently outstanding and issued upon the conversion of $25,000 principal amount 8% subordinated secured convertible notes plus accrued interest at the time of conversion,


      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,


      * 25,000 shares of our common stock issuable upon the conversion of $25,000 principal amount 8% subordinated secured convertible notes, and

      * 6,250 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $25,000 principal amount 8% subordinated secured convertible notes.


      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (52) The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes, and

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (53) The number of shares owned includes:

      *     41,468 shares of our common stock presently outstanding,

      * 7,405 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share,

      * 85,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, and

      * 190,340 shares of our common stock issuable upon the conversion of 19,034 shares of Series A-10 Convertible Preferred Stock.

      The number of shares offered includes 7,405 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share.

      The common shares and the $3.376 warrant were issued in connection with the Onstream Merger. The $1.50 warrant and the Series A-10 Convertible Preferred Stock, were issued in connection with the 2004/2005 Financing Transactions.


      The number of securities owned and offered hereby excludes securities owned by Morgenthau & Associates, Inc. and by Morgenthau Holdings. Mr. Anthony Morgenthau is the control person of Morgenthau Capital Advisors, LLC and exercises sole voting and dispositive powers over these shares.


      (54) The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes,

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (55) The number of shares owned includes:


      * 277,601 shares of our common stock presently outstanding, of which 17,772 shares were issued in connection with the Onstream Merger, 209,367 shares were issued for professional and consulting services and 50,462 shares were issued for interest in connection with the 2004/2005 Financing Transactions,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, issued for professional and consulting services,

      * 6,250 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $2.65 per share, issued in connection with a 2003 financing transaction,

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share,


      * 150,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.00 per share, underlying Additional $1.00 Warrants,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% senior secured convertible notes,

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% subordinated secured convertible notes, and

      * 62,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% subordinated secured convertible notes.

      The sum of the above has been reduced by 400,000 shares due to conversion limitations discussed below.

      The number of shares offered includes:


      * 197,772 shares of our common stock presently outstanding, of which 17,772 shares were issued in connection with the Onstream Merger and 180,000 shares were issued for professional and consulting services,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share,

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% subordinated secured convertible notes, and

      * 62,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% subordinated secured convertible notes.


      The $1.65 Warrants, the $1.00 Warrants and the 8% senior secured convertible notes were issued in connection with the 2004/2005 Financing Transactions. The number of shares presented as owned hereunder excludes 75,000 shares underlying $1.65 Warrants which are not yet issuable. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock acquired by the holder upon conversion of the 8% senior secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. The number of shares of our common stock acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      $250,000 principal value 8% senior secured convertible notes and warrants for the purchase of 87,500 shares at $1.65 per share originally issued by us to Mr. Neil Berman as part of the 2004/2005 Financing Transactions were sold by him to Crescent International, Ltd. on March 28, 2006. See footnote 18 above.

      On October 11, 2005, we entered into a five-year note with Mr. Berman in the aggregate principal amount of $750,000. The note, which is collateralized by $800,000 (original purchase price) of recently purchased hardware and software, bears interest at 10.85% per annum. At our option, and with the consent of required security holders, both interest and principal may be paid in the form of our Series A-10 Preferred Stock. In the event the loan is repaid in stock, the prepayment penalty will include all accrued interest. $450,000 of the related funding had been advanced by Mr. Berman through October 2005. As of May 30, 2006, the $300,000 balance of the funding commitment has not yet been received by us.

      (56) The number of shares owned and offered includes:

      * 87,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance,

      * 250,000 shares of our common stock issuable upon the conversion of $250,000 principal amount 8% subordinated secured convertible notes, and

      * 62,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $250,000 principal amount 8% subordinated secured convertible notes.

      Mr. Larry Butz is the control person of Nite Capital LP and exercises sole voting and dispositive powers over these shares. The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (57) The number of shares owned includes 217,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share and 25,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance. The number of shares offered includes 25,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance. Mr. James Carrazza is the control person of Olympus Securities, an NASD-member firm, and exercises sole voting and dispositive powers over these shares. The warrant, plus $17,500 cash, was issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      Olympus also received five year common stock warrants to purchase 217,500 shares of our common stock at an exercise price of $1.65 per share, plus $62,625 cash, from us as finder's fee compensation in the 2004/2005 Financing Transactions. The number of shares of our common stock acquired by the holder upon the exercise of the warrants issued in connection with those transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock.


      (58) The number of shares owned and offered includes 59,444 shares of our common stock presently outstanding, issued for interest and fees on financing as discussed below. On November 30, 2005, the Company borrowed $300,000 from Platinum Credit Group LLC, secured by certain of our tangible equipment and other assets and due on March 1, 2006. At the time of the borrowing, we paid related fees totaling $30,000 in cash and prepaid interest in the form of 44,444 of our common shares. We repaid the loan principal on March 15, 2006, along with a negotiated late payment penalty of an additional 15,000 common shares. Mr. Gilad Kalter is the control person of Platinum Credit Group LLC and exercises sole voting and dispositive powers over these shares.


      The number of shares owned and offered hereby excludes holdings of Platinum Partner Global Macro Fund LP and Platinum Partners LLC.


      (59) The number of shares owned includes 17,697 shares of our common stock presently outstanding and issued for employee services, 74,050 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share and 53,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share. The number of shares offered includes 17,697 shares of our common stock reserved for future issuance for employee services and 74,050 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. The $3.376 option was issued in connection with the Onstream Merger. The $1.12 option was issued as an employee grant under the incentive stock option plan. Mr. Goins is an employee of Onstream Media Corporation.


      (60) The number of shares owned includes:

      *     9,853 shares of our common stock presently outstanding,

      * 30,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $22.50 per share,

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share,

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share, and

      * 400,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.50 per share.

      The number of shares offered includes:

      * 450,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share, and

      * 400,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $2.50 per share.

      Mr. Selman is our CEO, President and Chairman of our Board of Directors and the above shares and options were issued to him in connection with various services rendered to us in those capacities.

      (61) The number of shares owned and offered include 10,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, issued for services in introducing us to potential investors.


      (62) The number of shares owned and offered includes 30,000 shares of our common stock presently outstanding and 60,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, including 30,000 shares underlying options which vest on August 31, 2006. The common stock and $1.00 options were issued for professional and consulting services.


      (63) The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which will not be exercisable until six months after its issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes, and

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.

      (64) The number of shares owned includes:

      *     616 shares of our common stock presently outstanding,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share, and

      * 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The number of shares offered includes:

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share, and

      * 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      Mr. Wussler is a member of our Board of Directors. The $3.376 option was issued in connection with the Onstream Merger and the remaining shares and options were issued to him in connection with various services rendered to us in that capacity.

      (65) The number of shares owned includes:

      *     234 shares of our common stock presently outstanding,

      * 3,703 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share and issued in connection with the Onstream Merger,

      * 62,500 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.65 per share, and

      * 75,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share, including 25,000 shares underlying options that vest on September 1, 2006.

      The number of shares offered includes:

      * 3,703 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.376 per share and issued in connection with the Onstream Merger,

      * 60,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.65 per share, and

      * 75,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $1.00 per share, including 25,000 shares underlying options that vest on September 1, 2006.


      Mr. Roger Schwarz is the control person of Rolin Inc. and exercises sole voting and dispositive powers over these shares. 2,500 of the $1.65 warrants owned but not offered, plus $1,750 cash, were issued in connection with the 2004/2005 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon the exercise of the $1.65 warrants issued in connection with those financing transactions is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 9.999% of our issued and outstanding common stock. The $1.00 warrants and the $1.65 warrants owned and offered were issued for webcasting, investment banking and financial consulting services.

      (66) The number of shares owned includes:

      * 50,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.57 per share,

      * 100,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.12 per share, and

      * 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share.

      The number of shares offered includes 14,810 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $3.376 per share. General Ronald Yates is a member of our Board of Directors. The $3.376 option was issued in connection with the Onstream Merger and the remaining shares and options were issued to him in connection with various services rendered to us in that capacity.


      (67) The number of shares owned and offered include 100,000 shares of our common stock issuable upon the exercise of common stock purchase options with an exercise price of $1.00 per share, including 25,000 shares underlying options that vest on October 1, 2006. These options are for investor relations, marketing strategy and financial planning services.

      (68) The number of shares owned includes 57,321 shares of our common stock presently outstanding, issued for services related to the development of the DMSP. The number of shares offered includes 52,739 shares of our common stock presently outstanding. SAIC Venture Capital Corporation has advised us that its control person is the entire Board of Directors of its parent corporation, Science Applications International Corporation (SAIC), a Delaware corporation that owns 100% of SAIC Venture Capital Corporation's outstanding stock. Mr. K.C. Dahlberg is SAIC's Chairman of the Board, CEO and President, who exercises sole voting and dispositive powers over these shares.


      (69) The number of shares owned and offered includes 29,950 shares of our common stock presently outstanding, issued for services related to the development of the DMSP.

      (70) The number of shares owned and offered includes 25,000 shares of our common stock issuable upon the exercise of a common stock purchase option with an exercise price of $1.00 per share, which were transferred from American Capital Ventures, which received them for investor relations consulting services - see footnote 4 above.

      (71)  The number of shares owned and offered includes:

      * 17,500 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $1.50 per share, but which will not be exercisable until six months after its March 2006 issuance,

      * 50,000 shares of our common stock issuable upon the conversion of $50,000 principal amount 8% subordinated secured convertible notes, and

      * 12,500 shares of our common stock to be issued in lieu of certain cash interest payments, which represents approximately 25% of the $50,000 principal amount 8% subordinated secured convertible notes.

      The $1.50 Warrants and the 8% subordinated secured convertible notes were issued in connection with the 2006 Financing Transactions. The number of shares of our common stock which may be acquired by the holder upon conversion of the 8% subordinated secured convertible notes or the exercise of the warrants issued in connection with those notes is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock.


      (72) The number of shares owned and offered includes 100,694 shares of our common stock presently outstanding, issued for computer equipment. The control person of 3PAR Data is Mr. Adriel Lares, who exercises sole voting and dispositive powers over these shares.


      None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as set forth above or in our other SEC filings incorporated herein by reference and listed elsewhere in this prospectus.

      Basic Investors, Inc., Ladenburg Thalmann & Co., Inc., Axiom Capital Management, Inc., Brimberg & Co., Chicago Investment Group LLC, and Olympus Securities are each registered broker-dealers.


      In June 2004 Basic Investors, Inc. received four-year options to purchase 200,000 shares of our common stock at an exercise price of $2.50 per share. As a result of the March 2005 termination of the underlying contract, 125,000 of these options are not expected to vest prior to their June 2008 expiration. In July 2005 Basic Investors, Inc. received four-year options to purchase 250,000 shares of our common stock at an exercise price of $1.10 per share, including 93,750 shares underlying options that vest in three equal installments on October 1, 2006, January 1, 2007 and April 1, 2007. These options were issued as compensation for financial advisory services rendered to us in the ordinary course of their business. In addition, we issued Basic Investors, Inc. warrants to purchase 12,500 shares of our common stock with an exercise price of $1.65 per share and warrants to purchase 30,500 shares of our common stock with an exercise price of $1.50 per share, plus $33,125 cash, as compensation for acting as a selling agent for us in the 2004/2005 Financing Transactions.


      Messrs. Gary Purcell, Richard Belz and Thomas Laundrie, affiliates of Basic Investors, Inc., purchased in aggregate 18,000 shares of our Series A-10 Convertible Preferred Stock (including warrants to purchase 90,000 common shares at an exercise price of $1.50 per share) and an aggregate of $187,500 principal amount of senior secured convertible notes (including warrants to purchase 65,625 common shares at an exercise price of $1.65 per share and 62,500 common shares at an exercise price of $1.00 per share) in the 2004/2005 Financing Transactions upon the same terms and conditions as the other investors. If Messrs. Gary Purcell, Richard Belz and Thomas Laundrie exercise the $1.00 warrants, we will issue them additional warrants to purchase a number of shares of our common stock, with an exercise price of $1.65 per share, that equal 50% of the shares of common stock issuable upon the exercise of the $1.00 warrant.

      Ladenburg Thalmann & Co., Inc. received options to purchase 70,000 and 10,000 shares of our common stock with an exercise price of $2.25 and $1.65, respectively, as compensation for financial advisory services rendered to us in the ordinary course of their business. Ladenburg Thalmann & Co., Inc. also received warrants to purchase 28,750 shares of our common stock with an exercise price of $1.50 per share and warrants to purchase 10,000 shares of our common stock with an exercise price of $1.65 per share, plus $59,250 cash, as compensation for acting as a selling agent for us in the 2004/2005 Financing Transactions. Mr. Robert Kropp and Mr. Mark Hotton are affiliates of Ladenburg Thalmann & Co., Inc. Under the terms of these warrants, Ladenburg Thalmann & Co., Inc. transferred certain warrants to Mr. Kropp.

      Axiom Capital Management, Inc. received warrants to purchase 62,500 shares of our common stock with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance, plus $38,500 cash, as compensation for acting as a selling agent for us in the 2006 Financing Transactions.

      Brimberg & Co. received warrants to purchase 60,000 shares of our common stock with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance, plus $42,000 cash, as compensation for acting as a selling agent for us in the 2006 Financing Transactions.


      Chicago Investment Group, LLC will receive warrants to purchase 200,000 shares of our common stock with an exercise price of $1.05, including 100,000 shares underlying options that vest on September 22, 2006, as compensation for financial advisory services rendered to us in the ordinary course of their business for the one year period starting March 22, 2006. Chicago Investment Group, LLC also received warrants to purchase 35,000 shares of our common stock with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance, plus $24,500 cash, as compensation for acting as a selling agent for us in the 2006 Financing Transactions.


      Olympus Securities received warrants to purchase 25,000 shares of our common stock with an exercise price of $1.50 per share, but which is not exercisable until six months after its March 2006 issuance, plus $17,500 cash, as compensation for acting as a selling agent for us in the 2006 Financing Transactions. Olympus Securities also received five year common stock warrants to purchase 217,500 shares of our common stock at an exercise price of $1.65 per share, plus $62,625 cash, from us as finder's fee compensation in the 2004/2005 Financing Transactions.

      To our knowledge none of these firms or nor any of these individuals have any arrangement with any person to participate in the distribution of such securities.

      We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

      - our annual report on Form 10-KSB/A for the fiscal year ended September 30, 2005, as amended on February 28, 2006,

      -     a report on Form 8-K filed on January 13, 2006,

      -     a report on Form 8-K filed on January 20, 2006,

      -     a report on Form 8-K filed on February 21, 2006,

      - our quarterly report on Form 10-QSB/A for the period ended December 31, 2005, as amended on February 28, 2006,

      -     a report on Form 8-K filed on February 28, 2006,

      -     a report on Form 8-K filed on March 1, 2006,

      -     a report on Form 8-K filed on March 29, 2006,

      -     a report on Form 8-K/A filed on April 3, 2006,

      - our quarterly report on Form 10-QSB for the period ended March 31, 2006,

      -     a report on Form 8-K filed on May 23, 2006, and

      -     a report on Form 8-K filed on May 26, 2006.

      This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

      Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

      Requests for such documents should be directed to Corporate Secretary, Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone number (954) 917-6655. Please note that additional information can be obtained from our website at www.onsm.com.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

                             Public Reference Room
                             100 F Street, N.E.
                             Washington, D.C. 20549

      You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

      We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                                 LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for us by Arnstein & Lehr, LLP, Fort Lauderdale, Florida.

                                    EXPERTS

      The consolidated financial statements of Onstream Media Corporation and subsidiaries as of and for the years ended September 30, 2005 and 2004 incorporated by reference in this prospectus have been audited by Goldstein Lewin & Co., independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                MATERIAL CHANGE

      There as been no material change in our affairs since our fiscal year ended September 30, 2005 which were not described in our Annual Report on Form 10-KSB/A or which have not been disclosed in our Quarterly Report on Form 10-QSB for the period ended March 31, 2006 or Current Reports on Form 8-K which we have filed with the SEC.

                            INDEMNIFICATION MATTERS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons according to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


      Until August 31, 2006 (45 days after the date of this prospectus), all dealers that effect transactions these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS


                                                                         Page

      Prospectus Summary...................................................2
      Risk Factors.........................................................6
      Common Stock Offered................................................12
      Cautionary Statements Regarding
           Forward-Looking Information....................................12
      Use of Proceeds ....................................................12
      Selling Security Holders .......................................... 13
      Plan of Distribution ...............................................41
      Incorporation of Certain Information
           By Reference ..................................................42
      Where You Can Find More Information.................................43
      Legal Matters ......................................................43
      Experts  ...........................................................43
      Material Change ....................................................43
      Indemnification Matters ............................................44



                                    ONSTREAM
                                      MEDIA
                                   CORPORATION


                                   PROSPECTUS

                        11,773,324 shares of Common Stock

                                  July 17, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution*


Registration Fees - Securities and Exchange Commission                $    1,846
Listing of Additional Shares - The Nasdaq Stock Market                   117,733
Cost of Printing                                                           5,000
Legal Fees and Expenses                                                   15,000
Accounting Fees and Expenses                                              15,000
Blue Sky Fees and Expenses                                                 5,000
Miscellaneous                                                                421
                                                                       ---------
         Total                                                         $ 160,000
                                                                       =========

*Estimated maximum - NASDAQ listing fees of $0.01 per share are assessed at the time the common shares are issued, up to the annual maximum fee, which is currently $45,000. Through the date of this S-3 filing, NASDAQ listing fees incurred by the Company for the year in progress have reached approximately $25,000.



Item 15. Indemnification of Directors and Officers.

      The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

      The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

      - violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

      - deriving an improper personal benefit from a transaction,

      - voting for or assenting to an unlawful distribution, and

      - willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      The statute does not affect a director's responsibilities under any other law, including federal securities laws.

      The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16. Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.                  Description


      2.1   Agreement and Plan of Merger dated as of October 22, 2003 by and between Visual Data Corporation, OSM, Inc., a subsidiary of Visual
            Data Corporation, and Onstream Media Corporation (1)
      2.2   Amendment #1 to Agreement and Plan of Merger dated as of October 15,
            2004 by and between Visual Data Corporation, OSM, Inc., a subsidiary of Visual Data Corporation, and Onstream Media Corporation (2)
      4.1   Form of 8% Subordinated Secured Convertible Note (3)
      4.2   Form of $1.50 Warrant issued with 8% Subordinated Secured
            Convertible Notes (3)
      4.3   Form of 8% Senior Secured Convertible Notes (4)
      4.4   Form of $1.65 Warrant issued with 8% Senior Secured Convertible
            Notes (4)
      5     Opinion of Arnstein & Lehr, LLP
      10.1  Form of Subscription Agreement for 8% Subordinated Secured
            Convertible Notes (3)
      10.2  Form of Subordination Agreement for 8% Subordinated Secured
            Convertible Notes (3)
      10.3  Form of Security Agreement for 8% Subordinated Secured Convertible
            Notes (3)
      10.4  Form of Securities Purchase Agreement for 8% Senior Secured
            Convertible Notes (4)
      10.5  Form of Pledge Agreement for 8% Senior Secured Convertible Notes (4)
      10.6  Form of Security Agreement for 8% Senior Secured Convertible Notes
            (4)
      23.1  Consent of Goldstein Lewin & Co.
      23.3  Consent of Arnstein & Lehr, LLP (included in Exhibit 5)
      24.1  Power of Attorney (included on signature page of originally filed
            Form S-3)


(1) Incorporated by reference to the registrant's current report on Form 8-K filed October 28, 2003.

(2) Incorporated by reference to the registrant's Annual Report on Form 10-KSB for the year ended September 30, 2004.

(3) Incorporated by reference to the registrant's current report on Form 8-K/A filed on April 3, 2006.

(4) Incorporated by reference to the registrant's current report on Form 8-K/A filed on January 4, 2005.

Item 17. Undertakings.

      Onstream Media will:

      1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 17th day of July, 2006.


                                     ONSTREAM MEDIA CORPORATION

                                     By: /s/ Randy S. Selman
                                         --------------------------------------
                                         Randy S. Selman
                                         Chairman of the Board,
                                         Chief Executive Officer and President,
                                         Principal Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Title                                   Date
/s/ Randy S. Selman            Director, President,                        July 17, 2006
-------------------            and Chief Executive Officer
Randy S. Selman

/s/ Robert E. Tomlinson        Chief Financial Officer and                 July 17, 2006
-----------------------        Principal Accounting Officer
Robert E. Tomlinson

/s/ Clifford Friedland         Director and Senior Vice President          July 17, 2006
----------------------         Business Development
Clifford Friedland

/s/ Alan Saperstein            Director and Chief Operating Officer        July 17, 2006
-------------------
Alan Saperstein

/s/ *                          Director                                    July 17, 2006
--------------------
Benjamin Swirsky

/s/ *                          Director                                    July 17, 2006
---------------------
Robert J. Wussler

/s/ *                          Director                                    July 17, 2006
-----------------------
Charles C. Johnston

/s/ Randy S. Selman
-----------------------
Randy S. Selman
Attorney-in-fact

The above constitutes a majority of the Board of Directors.
